------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    ---------

                                    Form 8-K

                                 CURRENT REPORT

                Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934

                                  -------------

          Date of Report (Date of earliest event reported) June 2, 1999

                                   CULP, INC.

             (Exact name of registrant as specified in its charter)


        North Carolina                                      0-12781
(State or other jurisdiction                          (Commission File No.)
  of incorporation)

                                   56-1001967
                        (IRS Employer Identification No.)

                              101 South Main Street
                        High Point, North Carolina 27260
                    (Address of principal executive offices)
                                 (336) 889-5161
              (Registrant's telephone number, including area code)





          (Former name or former address, if changed since last report)





-------------------------------------------------------------------

Item 5. Other Events

See attached Press Release (2 pages) and Financial Information Release (10 pages), both dated June 2, 1999, related to the fiscal 1999 fourth quarter ended May 2, 1999.

Forward Looking Information. This Report contains statements that could be deemed "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by qualifying words such as "expect," "believe," "estimate," "plan" and "project" and their derivatives. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions. Decreases in these economic indicators could have a negative effect on the Company's business and prospects. Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect the Company adversely. Because of the significant percentage of the Company's sales derived by international shipments, strengthening of the U. S. dollar against other currencies could make the Company's products less competitive on the basis of price in markets outside the United States. Additionally, economic and political instability in international areas could affect the demand for the Company's products.



                                                      SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                     CULP, INC.
                                                     (Registrant)


                                     By:       Phillip W. Wilson
                                               Vice President and
                                               Chief Financial Officer


Dated:   June 2, 1999

FOR IMMEDIATE RELEASE


                                         CULP REPORTS FISCAL 1999 EARNINGS


HIGH POINT, N. C. (June 2, 1999) -- Culp, Inc. (NYSE:CFI) today reported sales and earnings for the fourth quarter and fiscal year ended May 2, 1999.

Net sales for the quarter totaled $132.2 million compared with $135.8 million a year ago. Net income for the quarter was $2.9 million, or $0.23 per share diluted, compared with $4.2 million, or $0.31 per share diluted, in the fourth quarter of fiscal 1998.

For the year, net sales increased to $483.1 million compared with $476.7 million in fiscal 1998. Net income for the year was $3.1 million, or $0.24 per share diluted, compared with $15.5 million, or $1.19 per share diluted, in fiscal 1998.

"The results for the fourth quarter signal a solid continuation of the improvement that began earlier this year as a result of our organizational restructuring," said Robert G. Culp, III, chief executive officer. "Although earnings for both the final period and full year were lower than a year ago, the quarterly pattern for fiscal 1999 as a whole was encouraging. Strategic acquisitions and a high level of capital expenditures over the past several years significantly upgraded and expanded our marketing resources. During fiscal 1999 we took steps to capitalize on these assets more effectively. Aided by managerial changes and a realignment of our operating units, we are successfully building stronger working relationships with existing customers. We believe this is a vital focus for Culp because of the continuing consolidation that is occurring in the home furnishings industry. At the same time, we are pursuing opportunities internationally to broaden our sales base. Economic difficulties in several important export markets for our fabrics adversely affected our results in fiscal 1999, but we believe that the longer term potential for Culp internationally remains positive."

Commenting on the company's ongoing stock repurchase program, Culp noted, "Over the past year, we have invested $5.5 million to repurchase the company's common stock. We currently have authorization from the Board of Directors to invest an additional $4.5 million in this program. We are pleased that Culp's financial position is enabling us to execute this program and believe that the repurchase of our shares at attractive market levels will prove to be a sound investment of the company's capital."

Culp Reports Fiscal 1999 Earnings
Page 2
June 2, 1999


Culp concluded, "Initial indications are that the momentum from fiscal 1999 is carrying over into the current year. The traditional economic factors that drive demand for furniture and bedding, such as employment levels, mortgage rates and consumer confidence, appear favorable. We believe this outlook favors Culp, but recognize that our ability to maintain the improvement in our bottom-line performance depends on the day-to-day delivery of consistently high customer service."

Culp is the world's largest manufacturer and marketer of upholstery fabrics for furniture and is a leading producer of mattress ticking for bedding. The company's fabrics are used principally in the production of residential and commercial furniture and bedding products.

                                                     CULP, INC.
                                           Condensed Financial Highlights

                                             Three Months Ended                           Fiscal Year Ended
                                        --------------------------------         ---------------------------------
                                          May 2, 1999       May 3, 1998           May 2, 1999         May 3, 1998
                                        --------------    --------------         -------------       -------------
Net sales                            $    132,165,000    $   135,834,000       $   483,084,000     $   476,715,000
Net income                                  2,896,000          4,156,000             3,102,000          15,513,000
Net income per share
   Basic                             $           0.23    $          0.32       $          0.24     $          1.22
   Diluted                           $           0.23    $          0.31       $          0.24     $          1.19
Average shares outstanding
   Basic                                   12,645,000         12,993,000            12,909,000          12,744,000
   Diluted                                 12,742,000         13,284,000            13,064,000          13,042,000

This release contains statements that could be deemed "forward-looking statements," within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by qualifying words such as "expect," "believe," "estimate," "plan" and "project" and their derivatives. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income and general economic conditions. Decreases in these economic indicators could have a negative effect on the company's business and prospects. Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect the company adversely. Because of the significant percentage of the company's sales derived by international shipments, strengthening of the U.S. dollar against other currencies could make the company's products less competitive on the basis of price in markets outside the United States. Additionally, economic and political instability in international areas could affect the demand for the company's products.

                                                          -END-

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                        CONSOLIDATED STATEMENTS OF INCOME
    FOR THE THREE MONTHS AND TWELVE MONTHS ENDED MAY 2, 1999 AND MAY 3, 1998

                (Amounts in Thousands, Except for Per Share Data)

                         THREE MONTHS ENDED (UNAUDITED)
 -------------------------------------------------------------------------------

                                                        Amounts                                          Percent of Sales
                                             -------------------------------                       -----------------------------
                                              May 2, 1999      May 3, 1998    % Over (Under)             1999           1998
                                             --------------  ---------------  -------------        --------------  -------------
Net sales                                 $        132,165          135,834        (2.7) %              100.0 %         100.0 %
Cost of sales                                      109,324          112,644        (2.9) %               82.7 %          82.9 %
                                             --------------  ---------------  -------------        --------------  -------------
         Gross profit                               22,841           23,190        (1.5) %               17.3 %          17.1 %

Selling, general and
  administrative expenses                           15,921           15,277         4.2  %               12.0 %          11.2 %
                                             --------------  ---------------  -------------        --------------  -------------
         Income from operations                      6,920            7,913       (12.5) %                5.2 %           5.8 %

Interest expense                                     2,482            1,837        35.1  %                1.9 %           1.4 %
Interest income                                       (113)             (69)       63.8  %               (0.1)%          (0.1)%
Other expense (income), net                            546              753       (27.5) %                0.4 %           0.6 %
                                             --------------  ---------------  -------------        --------------  -------------
         Income before income taxes                  4,005            5,392       (25.7) %                3.0 %           4.0 %

Income taxes  *                                      1,109            1,236       (10.3) %               27.7 %          22.9 %
                                             --------------  ---------------  -------------        --------------  -------------

         Net income                       $          2,896            4,156       (30.3) %                2.2 %           3.1 %
                                             ==============  ===============  =============        ==============  =============

Net income per share                                 $0.23            $0.32       (28.1) %
Net income per share, assuming dilution              $0.23            $0.31       (25.8) %
Dividends per share                                 $0.035           $0.035         0.0  %
Average shares outstanding                          12,645           12,993        (2.7) %
Average shares outstanding, assuming dilution       12,742           13,284        (4.1) %



                                                                           TWELVE MONTHS ENDED
                                             ---------------------------------------------------------------------------------

                                                        Amounts                                          Percent of Sales
                                             -------------------------------                       -----------------------------
                                              May 2, 1999      May 3, 1998    % Over (Under)             1999           1998
                                             --------------  ---------------  -------------        --------------  -------------
Net sales                                 $        483,084          476,715          1.3 %              100.0 %         100.0 %
Cost of sales                                      406,976          393,154          3.5 %               84.2 %          82.5 %
                                             --------------  ---------------  -------------        --------------  -------------
         Gross profit                               76,108           83,561         (8.9)%               15.8 %          17.5 %

Selling, general and
  administrative expenses                           59,968           52,987         13.2 %               12.4 %          11.1 %
                                             --------------  ---------------  -------------        --------------  -------------
         Income from operations                     16,140           30,574        (47.2)%                3.3 %           6.4 %

Interest expense                                     9,615            7,117         35.1 %                2.0 %           1.5 %
Interest income                                       (195)            (304)       (35.9)%               (0.0)%          (0.1)%
Other expense (income), net                          2,412            1,912         26.2 %                0.5 %           0.4 %
                                             --------------  ---------------  -------------        --------------  -------------
         Income before income taxes                  4,308           21,849        (80.3)%                0.9 %           4.6 %

Income taxes  *                                      1,206            6,336        (81.0)%               28.0 %          29.0 %
                                             --------------  ---------------  -------------        --------------  -------------
         Net income                       $          3,102           15,513        (80.0)%                0.6 %           3.3 %
                                             ==============  ===============  =============        ==============  =============

Net income per share                                 $0.24            $1.22        (80.3)%
Net income per share, assuming dilution              $0.24            $1.19        (79.8)%
Dividends per share                                  $0.14            $0.14          0.0 %
Average shares outstanding                          12,909           12,744          1.3 %
Average shares outstanding, assuming dilution       13,064           13,042          0.2 %



* Percent of sales column is calculated as a % of income before income taxes.

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                           CONSOLIDATED BALANCE SHEETS
                           MAY 2, 1999 AND MAY 3, 1998

                             (Amounts in Thousands)

                                                                   Amounts                          Increase (Decrease)
                                                      ----------------------------------
                                                         May 2,           May 3,         ---------------------------------
                                                           1999             1998           Dollars          Percent
                                                      ---------------  ---------------  ---------------     -------------

Current assets
       Cash and cash investments                    $            509            2,312          (1,803)        (78.0) %
       Accounts receivable                                    70,503           73,773          (3,270)         (4.4) %
       Inventories                                            67,070           78,594         (11,524)        (14.7) %
       Other current assets                                    9,633            7,808           1,825          23.4  %
                                                      ---------------  ---------------  ---------------     -------------
                  Total current assets                       147,715          162,487         (14,772)         (9.1) %

Restricted investments                                         3,340            4,021            (681)        (16.9) %
Property, plant & equipment, net                             123,310          128,805          (5,495)         (4.3) %
Goodwill                                                      51,269           55,162          (3,893)         (7.1) %
Other assets                                                   4,978            4,340             638          14.7  %
                                                      ---------------  ---------------  ---------------     -------------

                  Total assets                      $        330,612          354,815         (24,203)         (6.8) %
                                                      ===============  ===============  ===============     =============



Current liabilities
       Current maturities of long-term debt         $          1,678            3,325          (1,647)        (49.5) %
       Accounts payable                                       25,687           37,214         (11,527)        (31.0) %
       Accrued expenses                                       21,026           17,936           3,090          17.2  %
       Income taxes payable                                        0            1,282          (1,282)       (100.0) %
                                                      ---------------  ---------------  ---------------     -------------
                  Total current liabilities                   48,391           59,757         (11,366)        (19.0) %

Long-term debt                                               140,312          152,312         (12,000)         (7.9) %

Deferred income taxes                                         14,583           11,227           3,356          29.9  %
                                                      ---------------  ---------------  ---------------     -------------
                  Total liabilities                          203,286          223,296         (20,010)         (9.0) %

Shareholders' equity                                         127,326          131,519          (4,193)         (3.2) %
                                                      ---------------  ---------------  ---------------     -------------
                   Total liabilities and
                  shareholders' equity              $        330,612          354,815         (24,203)         (6.8) %
                                                      ===============  ===============  ===============     =============

Shares  outstanding                                           12,079           13,007            (928)         (7.1) %
                                                      ===============  ===============  ===============     =============


                              CULP, INC. FINANCIAL
                               INFORMATION RELEASE
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE TWELVE MONTHS ENDED MAY 2, 1999 AND MAY 3, 1998

                             (Amounts in Thousands)

                                                                                  TWELVE MONTHS ENDED
                                                                           ----------------------------------

                                                                                       Amounts
                                                                           --------------------------------
                                                                             May 2, 1999       May 3, 1998
                                                                           ---------------  ---------------
Cash flows from operating activities:
     Net income                                                       $              3,102           15,513
     Adjustments to reconcile net income to net
        cash provided by operating activities:
            Depreciation                                                            18,549           14,808
            Amortization of intangible assets                                        1,570            1,371
            Provision for deferred income taxes                                      1,064            1,416
            Changes in assets and liabilities, net of effects of
                businesses acquired:
                Accounts receivable                                                  3,133          (13,207)
                Inventories                                                         12,124          (17,684)
                Other current assets                                                   522             (660)
                Other assets                                                          (106)            (380)
                Accounts payable                                                    (8,893)           6,477
                Accrued expenses                                                     2,736            1,506
                Income taxes payable                                                (1,282)            (298)
                                                                            ---------------  ---------------
                    Net cash provided by operating activities                       32,519            8,862
                                                                            ---------------  ---------------
Cash flows from investing activities:
     Capital expenditures                                                          (10,689)         (35,879)
     Purchases of restricted investments                                              (119)          (8,770)
     Purchase of investments to fund deferred compensation liability                  (735)            (581)
     Sale of restricted investments                                                    800           15,767
     Payments for businesses acquired                                                    0          (42,966)
                                                                            ---------------  ---------------
                    Net cash used in investing activities                          (10,743)         (72,429)
                                                                            ---------------  ---------------
Cash flows from financing activities:
     Proceeds from issuance of long-term debt                                        2,637           86,246
     Principal payments on long-term debt                                          (16,284)         (17,100)
     Change in accounts payable-capital expenditures                                (2,637)          (2,873)
     Dividends paid                                                                 (1,788)          (1,786)
     Payments to acquire common stock                                               (5,542)               0
     Proceeds from common stock issued                                                  35              562
                                                                            ---------------  ---------------
                    Net cash provided by (used in) financing activities            (23,579)          65,049
                                                                            ---------------  ---------------

Increase (decrease) in cash and cash investments                                    (1,803)           1,482

Cash and cash investments at beginning of period                                     2,312              830
                                                                            ---------------  ---------------

Cash and cash investments at end of period                             $               509            2,312
                                                                            ===============  ===============

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                               FINANCIAL ANALYSIS
                                   MAY 2, 1999


                                           FISCAL 98                            FISCAL 99
                                         -------------   ---------------------------------------------------------   ---------------
                                              Q4              Q1             Q2            Q3            Q4               LTM
                                         -------------   ---------------------------------------------------------   ---------------

INVENTORIES
        Inventory turns                           5.9              4.9            5.7           5.2           6.4

RECEIVABLES
        Days sales in receivables                  49               48             52            47            49
        Percent current & less than 30
          days past due                         96.6%            93.8%          94.9%         94.1%         96.1%

WORKING CAPITAL
        Current ratio                             2.7              3.1            3.0           3.1           3.1
        Working capital turnover (4)              4.7              4.5            4.4           4.4           4.3
        Operating working capital (4)        $115,153         $111,481       $112,750      $106,492      $111,886

PROPERTY, PLANT & EQUIPMENT
        Depreciation rate                        7.4%             7.7%           8.4%          7.9%          8.1%
        Percent property,plant &
         equipment are depreciated              42.6%            43.8%          45.0%         46.1%         47.6%
        Capital expenditures                  $35,879 (1)       $2,858         $3,585        $2,057        $2,189

PROFITABILITY
        Return on average total capital          7.7%           (1.6%)           4.2%          4.5%          6.8%              3.4%
        Return on average equity                13.1%           (8.1%)           4.1%          4.7%          9.0%              2.4%
        Net income (loss) per share             $0.32          ($0.20)          $0.10         $0.12         $0.23             $0.24
        Net income (loss) per share (diluted)   $0.31          ($0.20)          $0.10         $0.12         $0.23             $0.24

LEVERAGE (3)
        Total liabilities/equity               169.8%           167.2%         164.9%        150.7%        159.7%
        Funded debt/equity                     115.3%           119.7%         115.0%        106.3%        108.9%
        Funded debt/capital employed            53.5%            54.5%          53.5%         51.5%         52.1%
        Funded debt                          $151,616         $153,559       $148,479      $138,472      $138,650
        Funded debt/EBITDA (LTM) (6)             3.21             3.75           3.95          3.91          4.02
        EBITDA/Interest expense, net (LTM)        6.6              4.9            4.2           3.9           3.6

OTHER
        Book value per share                   $10.11            $9.87          $9.94        $10.02        $10.54
        Employees at quarter end                4,334            4,230          4,014         3,949         3,973
        Sales per employee (annualized)      $134,000         $103,000       $124,000      $113,000      $133,000
        Capital employed (3)                 $283,135         $281,831       $277,603      $268,680      $265,976
        Effective income tax rate               22.9%            33.0%          33.0%         32.9%         27.7%
        EBITDA (2)                            $11,796           $3,142         $9,649        $9,522       $11,534           $33,847
        EBITDA/net sales                         8.7%             2.8%           7.5%          8.5%          8.7%              7.0%

  (1) Expenditures for entire year
  (2) Earnings before interest, income taxes, and depreciation &  amortization.
  (3) Long-term debt, funded debt and capital employed are all net of restricted investments.
  (4) Working capital for this calculation is accounts receivable, inventories and accounts payable.
  (5) LTM represents "Latest Twelve Months"
  (6) EBITDA includes capitalized interest and pro forma amounts for acquisitions.

                     CULP, INC. FINANCIAL INFORMATION RELEASE
                     SALES BY PRODUCT CATEGORY/BUSINESS UNIT
    FOR THE THREE MONTHS AND TWELVE MONTHS ENDED MAY 2, 1999 AND MAY 3, 1998


                             (Amounts in thousands)

                                                            THREE MONTHS ENDED (UNAUDITED)
                                       --------------------------------------------------------------------------

                                                Amounts                                Percent of Total Sales
                                       --------------------------                    ----------------------------
Product Category/Business Unit         May 2, 1999  May 3, 1998    % Over (Under)       1999            1998
------------------------------------   ------------  ------------   ---------------  -------------   ------------
Upholstery Fabrics
    Culp Decorative Fabrics         $       60,520        60,155         0.6 %          45.8 %          44.3 %
    Culp Velvets/Prints                     40,402        45,044       (10.3)%          30.6 %          33.2 %
                                       ------------  ------------   ---------------  -------------   ------------
                                           100,922       105,199        (4.1)%          76.4 %          77.4 %

Mattress Ticking
    Culp Home Fashions                      26,781        23,520        13.9 %          20.3 %          17.3 %

Yarn
   Culp Yarn                                 4,462         7,115       (37.3)%           3.4 %           5.2 %
                                       ------------  ------------   ---------------  -------------   ------------

                                  * $      132,165       135,834        (2.7) %        100.0 %         100.0 %
                                       ============  ============   ===============  =============   ============


                                                                  TWELVE MONTHS ENDED
                                       --------------------------------------------------------------------------

                                                Amounts                                Percent of Total Sales
                                       --------------------------                    ----------------------------
Product Category/Business Unit          May 2, 1999    May 3, 1998   % Over (Under)      1999            1998
------------------------------------   ------------  ------------   ---------------  -------------   ------------
Upholstery Fabrics
    Culp Decorative Fabrics         $      222,058       210,165         5.7 %          46.0 %          44.1 %
    Culp Velvets/Prints                    144,073       171,389       (15.9)%          29.8 %          36.0 %
                                       ------------  ------------   ---------------  -------------   ------------
                                           366,131       381,554        (4.0)%          75.8 %          80.0 %

Mattress Ticking
    Culp Home Fashions                      95,440        87,285         9.3 %          19.8 %          18.3 %

Yarn
   Culp Yarn                                21,513         7,876       173.1 %           4.5 %           1.7 %
                                       ------------  ------------   ---------------  -------------   ------------

                                  * $      483,084       476,715         1.3 %         100.0 %         100.0 %
                                       ============  ============   ===============  =============   ============


* U.S. sales were $102,796 and $97,383 for the fourth quarter of fiscal 1999 and fiscal 1998, respectively; and $369,730 and $339,492 for the twelve months of fiscal 1999 and fiscal 1998, respectively. The percentage increase in U.S. sales was 5.6% for the fourth quarter and an increase of 8.9% for the twelve months.

                  CULP, INC. FINANCIAL INFORMATION RELEASE
                     INTERNATIONAL SALES BY GEOGRAPHIC AREA
    FOR THE THREE MONTHS AND TWELVE MONTHS ENDED MAY 2, 1999 AND MAY 3, 1998


                             (Amounts in thousands)

                                                               THREE MONTHS ENDED (UNAUDITED)
                                       --------------------------------------------------------------------------------

                                                  Amounts                                   Percent of Total Sales
                                       -------------------------------                   ------------------------------
         Geographic Area                 May 2, 1999      May 3, 1998   % Over (Under)      1999             1998
----------------------------------     ---------------  --------------  --------------   -------------     ------------
North America (Excluding USA)     $             8,067           8,459      (4.6) %           27.5 %           22.0 %
Europe                                          4,791           7,964     (39.8) %           16.3 %           20.7 %
Middle East                                     8,925          10,960     (18.6) %           30.4 %           28.5 %
Far East & Asia                                 6,075           8,542     (28.9) %           20.7 %           22.2 %
South America                                     691           1,687     (59.0) %            2.4 %            4.4 %
All other areas                                   820             839      (2.3) %            2.8 %            2.2 %
                                       ---------------  --------------  --------------   -------------     ------------

                                  $            29,369          38,451     (23.6) %          100.0 %          100.0 %
                                       ===============  ==============  ==============   =============     ============


                                                                     TWELVE MONTHS ENDED
                                       --------------------------------------------------------------------------------

                                                  Amounts                                   Percent of Total Sales
                                       -------------------------------                   ------------------------------
         Geographic Area                  May 2, 1999      May 3, 1998   % Over (Under)        1999             1998
 ----------------------------------     ---------------  --------------  --------------   -------------     ------------
North America (Excluding USA)     $            31,102          31,160      (0.2) %           27.4 %           22.7 %
Europe                                         19,578          30,775     (36.4) %           17.3 %           22.4 %
Middle East                                    33,996          34,412      (1.2) %           30.0 %           25.1 %
Far East & Asia                                21,371          32,344     (33.9) %           18.9 %           23.6 %
South America                                   3,484           5,158     (32.5) %            3.1 %            3.8 %
All other areas                                 3,823           3,374      13.3  %            3.4 %            2.5 %
                                       ---------------  --------------  --------------   -------------     ------------

                                  $           113,354         137,223     (17.4) %          100.0 %          100.0 %
                                       ===============  ==============  ==============   =============     ============


International sales, and the percentage of total sales, for each of the last five fiscal years follows: fiscal 1995-$57,971 (19%); fiscal 1996-$77,397 (22%);
fiscal 1997-$101,571 (25%); fiscal 1998-$137,223 (29%); and fiscal 1999-$113,354
(23%). International sales for the fourth quarter represented 22.2% and 28.3% for 1999 and 1998, respectively.

                                   Culp, Inc.
                     SALES BY BUSINESS UNIT - TREND ANALYSIS
                              1997 vs 1998 vs 1999

                             (Amounts in thousands)

                                            Fiscal 1997                                     Fiscal 1998
                           ----------------------------------------------  ----------------------------------------------
Product Category/Business     Q1       Q2        Q3       Q4     TOTAL        Q1       Q2       Q3       Q4      TOTAL
          Units
---------------------------
Upholstery Fabrics
    Culp Decorative Fabrics  38,966    45,723   39,342   43,699  167,730      39,814  56,781   53,415   60,155   210,165
    Culp Velvets/Prints      34,867    40,233   40,387   40,980  156,467      38,397  43,928   44,020   45,044   171,389
                           ----------------------------------------------  ----------------------------------------------
                             73,833    85,956   79,729   84,679  324,197      78,211 100,709   97,435  105,199   381,554

Mattress Ticking
    Culp Home Fashions       16,696    19,248   17,739   20,999   74,682      21,287  22,217   20,261   23,520    87,285

Yarn
    Culp Yarn
                                  -         -        -        -        -           -       -      761    7,115     7,876
                           ----------------------------------------------  ----------------------------------------------

                             90,529   105,204   97,468  105,678  398,879      99,498 122,926  118,457  135,834   476,715
                           ==============================================  ==============================================


                   Percent increase(decrease) from prior year:
Product Category/Business Units
--------------------------------------------------------------------------------------------------------------------------

Upholstery Fabrics
    Culp Decorative Fabrics     18.3      12.4      0.2     (4.4)     5.8         2.2    24.2     35.8     37.7      25.3
    Culp Velvets/Prints         48.2      25.4     26.9      7.1     24.5        10.1     9.2      9.0      9.9       9.5
                           ----------------------------------------------  ----------------------------------------------
                                30.8      18.1     12.2      0.8     14.0         5.9    17.2     22.2     24.2      17.7

Mattress Ticking
    Culp Home Fashions           5.1       7.4     15.3     15.5     10.8        27.5    15.4     14.2     12.0      16.9

Yarn
    Culp Yarn
                                   -         -        -        -        -           -       -    100.0    100.0     100.0
                           ----------------------------------------------  ----------------------------------------------

                                25.1      16.0     12.7      3.4     13.4         9.9    16.8     21.5     28.5      19.5
                           ==============================================  ==============================================

  Overall Growth Rate

Internal (without acquisitions) 25.1      16.0     12.7      3.4     13.4         9.9     6.6      9.2     11.6       9.3
External                           -         -        -        -        -           -    10.2     12.3     16.9      10.2
                           ----------------------------------------------  ----------------------------------------------

                                25.1      16.0     12.7      3.4     13.4         9.9    16.8     21.5     28.5      19.5
                           ==============================================  ==============================================


                                  Culp, Inc.
                     SALES BY BUSINESS UNIT - TREND ANALYSIS
                              1997 vs 1998 vs 1999

                             (Amounts in thousands)

                                              Fiscal 1999
                             -----------------------------------------------
Product Category/Business       Q1        Q2        Q3        Q4     TOTAL
          Units
---------------------------
Upholstery Fabrics
    Culp Decorative Fabrics     51,445    59,573    50,520   60,520 222,058
    Culp Velvets/Prints         29,994    38,728    34,949   40,402 144,073
                             -----------------------------------------------
                                81,439    98,301    85,469  100,922 366,131

Mattress Ticking
    Culp Home Fashions          22,632    23,491    22,536   26,781  95,440

Yarn
    Culp Yarn                    6,596     6,367     4,088    4,462  21,513
                             -----------------------------------------------

                               110,667   128,159   112,093  132,165 483,084
                             ===============================================


                   Percent increase(decrease) from prior year:
Product Category/Business Units
---------------------------------------
Upholstery Fabrics
    Culp Decorative Fabrics       29.2       4.9      (5.4)     0.6     5.7
    Culp Velvets/Prints          (21.9)    (11.8)    (20.6)   (10.3)  (15.9)
                             -----------------------------------------------
                                   4.1      (2.4)    (12.3)    (4.1)   (4.0)

Mattress Ticking
    Culp Home Fashions             6.3       5.7      11.2     13.9     9.3

Yarn
    Culp Yarn                    100.0     100.0     437.2    (37.3)  173.1
                             -----------------------------------------------

                                  11.2       4.3     (5.4)     (2.7)    1.3
                             ===============================================

  Overall Growth Rate

Internal (without acquisitions)   (4.6)     (0.9)     (8.5)    (2.7)   (4.1)
External                          15.8       5.2       3.1        -     5.4
                             ===============================================
                                  11.2       4.3      (5.4)    (2.7)    1.3
                             ===============================================


                    CULP, INC. FINANCIAL INFORMATION RELEASE
                               FINANCIAL NARRATIVE
    for the three and twelve month periods ended May 2, 1999 and May 3, 1998


INCOME STATEMENT COMMENTS

GENERAL - For the fourth quarter, net sales decreased 2.7% to $132.2 million and net income decreased 30.3% to $2.9 million, or $0.23 per share diluted, versus the year-earlier period. For the year ended May 2, 1999, net sales increased 1.3% compared with fiscal 1998 to $483.1 million, and net income decreased 80.0% to $3.1 million, or $0.24 per share diluted.

The company's strategic plan encompasses several competitive initiatives:

     Broad Product Offering - continuing to market one of the broadest product lines in the upholstery fabrics and mattress ticking industry. Through its extensive manufacturing capabilities, the company competes in every major category of the industry except leather;

     Diverse Global Customer Base - increasing its penetration into other end-use markets in addition to U.S. residential furniture, such as bedding, international, commercial furniture and juvenile furniture. The company has long-standing relationships with most major upholstery furniture manufacturers, but is not reliant on a single customer or a small group of dominant customers. No one customer accounted for more than 8% of net sales during fiscal 1999;

     Design Innovation - continuing to invest in the design of upholstery fabrics and ticking with appealing patterns and textures. An integral component of the value Culp provides to customers is supplying fabrics that are fashionable and meet current consumer preferences. The company's principal design resources are now consolidated in a single facility that provides advanced CAD systems and promotes a sharing of innovative designs among the business units;

     Vertical Integration - operating as a vertically integrated manufacturer and taking advantage of economies that can be gained by producing the raw material components that are used in the manufacture of its products; and

     Additional Acquisitions - investing in selective acquisitions complementary to existing business units.

     NET SALES - Compared with the fourth quarter of last year, upholstery fabric sales decreased 4.1% to $100.9 million; mattress ticking sales increased 13.9% to $26.8 million; and yarn sales contributed $4.5 million for the quarter (See Sales by Business Unit schedule on Page 5 and Sales by Business Unit - Trend Analysis on Page 7). International sales were down 23.6% for the quarter. For fiscal 1999, upholstery fabric sales decreased 4.0% to $366.1 million; mattress ticking sales increased 9.3% to $95.4 million; and yarn sales contributed $21.5 million.

     The decline in sales of upholstery fabrics for the fourth quarter and fiscal year was due principally to a pronounced slowdown in international sales of wet print and heat-transfer printed flock fabrics. This trend, which the company believes also affected other manufacturers of upholstery fabrics, became apparent after the close of fiscal 1998 and persisted throughout fiscal 1999. A large percentage of the company's sales of this product line were being shipped directly or indirectly to customers in the emerging consumer markets of Russia, other former Soviet countries and Eastern Europe. All of these areas have encountered very weak economic conditions which, in turn, have affected demand for furniture and other home furnishings. During fiscal 1999, the company significantly curtailed production schedules for these fabrics and has shifted its marketing focus for this product category to geographic areas where demand appears more favorable. The company has also introduced a line of printed cotton upholstery fabrics utilizing some of the same manufacturing assets used to produce wet print and heat-transfer printed flock fabrics. The company is seeking to build a diversified global base of customers to minimize exposure to economic uncertainties in any geographic area.

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                               FINANCIAL NARRATIVE
    for the three and twelve month periods ended May 2, 1999 and May 3, 1998



The increased sales by Culp Home Fashions (primarily mattress ticking) during the fourth quarter and fiscal 1999 marked a continuation of the longer-term expansion that this business unit has experienced. Culp's growth in mattress ticking has been driven by the introduction of new designs and fabric constructions as well as the advantages of the company's vertical integration. In particular, the ability to manufacture the jacquard greige, or unfinished goods that are then printed to produce mattress ticking has aided Culp in meeting faster delivery schedules and providing improved overall customer service.


GROSS PROFIT - Gross profit declined 1.5% for the fourth quarter versus a year ago, but increased as a percentage of net sales from 17.1% to 17.3%. The decline was due principally to lower sales volume at the Culp Velvets/Prints unit, which experienced a sharp decline in international sales during fiscal 1999. Although this business unit has taken substantial steps to reduce operating expenses, it continued to be affected by excess manufacturing capacity and lower absorption of fixed costs during the fourth quarter. Gross profit for fiscal 1999 decreased 8.9% to $76.1 million.

To help offset the pressure on gross margins, the company instituted a number of actions during fiscal 1999. A major change involved a reorganization from six to four business units during the first quarter. This new corporate alignment grouped related operations together and was accompanied by several changes in managerial positions. Subsequent steps to improve profitability that are related to this realignment have included a significant reduction in the capacity for manufacturing printed flock fabrics, comprehensive programs to reduce inventories and an intense effort to reduce operating expenses and raise productivity.


S,G&A EXPENSES - S,G&A expenses for the fourth quarter rose as a percentage of sales to 12.0% from 11.2% for the same period of last year. The increase is principally related to higher marketing costs for new fabric designs and severance agreements related to termination of an international sales agent, partially offset by lower accruals for incentive-based compensation plans.


INTEREST EXPENSE - Interest expense increased 35.1% for the fourth quarter due to lower capitalized interest related to capital expenditures. Interest expense also increased 35.1% for the fiscal year due to higher average borrowings outstanding. The increased borrowings related principally to the acquisitions during 1998 of Phillips Mills and Artee Industries and the relatively high level of capital expenditures in fiscal 1998.

OTHER EXPENSE (INCOME), NET - Other expense (income) increased 26.2% to $2.4 million for fiscal 1999 due primarily to the incremental goodwill amortization related to acquired operations and loss on disposal of fixed assets.

INCOME TAXES - The effective tax rate for the quarter was 27.7%, compared with 22.9% for the same quarter of last year. The unusually low tax rate in the fourth quarter of fiscal 1998 resulted from higher than expected tax benefits related to the company's foreign sales corporation. The tax rate for fiscal 1999 was 28.0% compared with 29.0% for fiscal 1998.

EBITDA - Due principally to the decrease in net income for fiscal 1999, EBITDA for the fourth quarter decreased 2.2% to $11.5 million from the year-earlier period and represented 8.7% of net sales, which was comparable with the same period of last year. EBITDA for fiscal 1999 decreased 24.5% to $33.8 million and represented 7.0% of net sales compared with 9.4% of net sales for fiscal 1998.

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                               FINANCIAL NARRATIVE
    for the three and twelve month periods ended May 2, 1999 and May 3, 1998





BALANCE SHEET COMMENTS

WORKING CAPITAL - Accounts receivable as of May 2, 1999 decreased 4.4% from the year-earlier level, due principally to the decrease in net sales in the fourth quarter. Days sales outstanding represented 49 days at May 2, 1999, unchanged from a year ago. Additionally, the aging of accounts receivable was 96.1% current and less than 30 days past due versus 96.6% at May 3, 1998. Inventories at the close of fiscal 1999 decreased $11.5 million or 14.7% from May 3, 1998. Inventory turns for the fourth quarter were 6.4 versus 5.9 for the fourth quarter of fiscal 1998. The reduction in inventories is attributable to the increased focus management has placed on controlling the level of inventories. Operating working capital (comprised of accounts receivable, inventory and accounts payable) decreased to $111.9 million at May 2, 1999, for the reasons mentioned above, from $115.2 million at May 3, 1998.

PROPERTY, PLANT AND EQUIPMENT - For fiscal 1999, the company reduced its capital spending to $10.7 million as compared with $35.9 million spent in fiscal 1998. During fiscal 1999, Culp focused on improving the results of the considerable investments made during fiscal 1997 and fiscal 1998. The two largest projects completed during fiscal 1999 were an additional expansion of polypropylene extrusion capacity and facility expansion in the Culp Home Fashions business unit. Depreciation expense for fiscal 1999 increased to $18.5 million versus
$14.8 million for fiscal 1998. Depreciation for fiscal 2000 is currently estimated to be approximately $20 million.

LONG-TERM DEBT - The company's funded debt-to-capital ratio was 52.1% at May 2, 1999, down from 53.5% at May 3, 1998. Funded debt was $138.7 million at May 2, 1999, down from $151.6 million at May 3, 1998. (Funded debt equals long-term debt, including current maturities, less restricted investments, which represent unspent IRB funds.) The decrease in funded debt from May 3, 1998 resulted primarily from an operating cash flow of $32.5 million, offset by capital expenditures of $10.7 million, a decrease in accounts payable related to capital expenditures of $2.6 million and repurchase of common stock of $5.5 million.


STOCK REPURCHASE

In separate authorizations in June 1998 and March 1999, the Board of Directors authorized the use of a total of $10.0 million to repurchase the company's common stock. During fiscal 1999, the company repurchased a total of 938,600 shares at an average price of $5.90 per share under these authorizations.